July 8, 2015

RE:     LETTER AGREEMENT ON CONSULTING SERVICES AND OBLIGATIONS

Leatt Corporation (the “Company”) is entering into a certain consulting agreement with Innovate Services Limited (“Innovate”), dated of even date herewith (the “Consulting Agreement”), pursuant to which the Company is agreeing to appoint Innovate to provide certain research and development consulting services to the Company (the “Services”), subject to the performance of the Services by Dr. Christopher Leatt, as an employee or consultant of Innovate. The Company hereby seeks to separately confirm Dr. Leatt’s understanding of, and agreement with, his specific performance of, and ultimate responsibility for, the Services, to confirm the termination of Dr. Leatt’s existing employment agreement with the Company, effective immediately as of the effective date of the Consulting Agreement, and to confirm Dr. Leatt’s understanding of certain other duties and obligations to the Company in connection with his continued role as a Company fiduciary under applicable corporate and securities laws.

In consideration of the mutual covenants contained in this letter agreement (“Agreement”) and in the Consulting Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Dr. Leatt and the Company agree as follows:

1.	OBLIGATIONS

Dr. Leatt hereby understands and agrees to fulfill the following obligations during the term of the Consulting Agreement:

1.1.

The Services provided for under the Consulting Agreement shall be performed by Dr. Leatt, and the assignment of, or failure to perform, such duties shall render the Consulting Agreement null and void; provided, however, that Dr. Leatt may engage one or more assistants to personally assist him in his specific performance of the Services to the Company.

1.2.

Dr. Leatt shall provide the Services to the Company using the degree of care, skill, diligence and competence expected from a professional in such a field, working in good faith and in the best commercial interests of the Company; and shall take all necessary remedial actions and measures to render the Services satisfactory.

1.3.	Dr. Leatt hereby agrees that he shall not perform services similar to the Services provided hereunder for any current or future, direct or indirect competitor of the Company or any similar company.

1.4.

Dr. Leatt understands that it is in the best interest of the Company and its stockholders to retain its current and future employees and hereby agrees that he shall not solicit any such current or future employees for employment with the Consultant or any other entity with which he is currently or may become affiliated.

1.5.

Dr. Leatt understands and agrees that any and all Intellectual Property generated in connection with the Services provided under the Consulting Agreement shall be the sole property of the Company, and that failure to immediately transfer and/or assign the ownership of any such generated Intellectual Property to the Company would cause harm to the Company and would be in contravention of his obligations to the Company referenced herein.

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1.6.

Dr. Leatt understands and agrees that as a principal, director and majority stockholder of the Company, he remains subject to applicable laws regarding the duty of fiduciaries in the State of Nevada, the Company's legal domicile, and subject to rules and regulations regarding the executive officers and directors of an issuer registered with the United States Securities and Exchange Commission, such as the Company, including the duty of loyalty with respect to the Company’s corporate opportunities.

1.6.1.

Dr. Leatt hereby agrees that he will not contact or solicit any current or future stockholder of the Company, or any current, future or prospective investor in the Company in connection with any matter that is not directly related to the ongoing or future business operations of the Company and/or to his provision of the Services provided to the Company. Notwithstanding the foregoing, Dr. Leatt may seek the advance written consent of the Company (which the Company may provide at its sole discretion) to communicate with certain investors in connection with any business opportunity which, after due consideration, the Company has elected to not pursue.

1.6.2.

Dr. Leatt further agrees that, if in the course of his planned exploration of other business activities he becomes aware of any business opportunity that could benefit the Company (a “Corporate Opportunity”), he will immediately notify the Company of such Corporate Opportunity so that the management of the Company can make a determination regarding whether pursuit of such Corporate Opportunity would be in the best interest of the Company and its stockholders. Dr. Leatt may only take any such Corporate Opportunity for himself or offer it to third parties where he has obtained a written waiver from the Company based on its determination that the contemplated opportunity is unrelated to the commercial goals and objectives of the Company. For the avoidance of doubt, the obligation to present a Corporate Opportunity to the Company shall apply whether or not any such business opportunity relates to the then current business activities of the Company.

1.7.

Dr. Leatt agrees to dedicate a majority of his time on matters related to performance of his duties as a director of the Company and to the fulfillment of his obligations to the Company’s research and development under the Consulting Agreement. Dr. Leatt further agrees that, should the Board of Directors of the Company determine, in its sole discretion, that his outside projects and activities are resulting in a substantial diminution in his performance of the foregoing duties and obligations, the Board of Directors shall instruct its Compensation Committee to adjust the amount of the fees payable under the Consulting Agreement to reflect such diminution.

2.	TERMINATION OF EMPLOYMENT

The Company and each of the undersigned agree to terminate that certain Employment Agreement, dated as of May 15, 2014, by and between the Company and Dr. Leatt (the “Employment Agreement”) in its entirety, effective upon the execution of this Agreement and the consummation of the transactions contemplated by the Consulting Agreement (the “Termination Date”). As of the Termination Date, the Employment Agreement shall be deemed in all instances and for all purposes to be fully and finally surrendered and terminated and of no further force and effect, and none of the parties thereto will have any further rights or obligations thereunder except with respect to performance prior to the Termination Date.

3.	INDEMNIFICATION

Dr. Leatt agrees to indemnify and hold harmless the Company and each of its officers and directors, against loss or damage to the Company or any third party, arising out of Dr. Leatt's breach of any of his obligations hereunder. Specifically, Dr. Leatt shall indemnify the Company against Expenses, judgments, fines, penalties or amounts paid in settlement, actually and reasonably incurred by the Company in connection with any Proceeding if the Company acted in good faith and in a manner the Company reasonably believed to be in the best interests of the Company and its Stockholders. For the avoidance of doubt, any breach of this Agreement by Dr. Leatt shall not be deemed to be a breach of the Company by virtue of his position as a director of the Company. References to “Expenses” shall mean all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of the Company’s counsel, accountants and other experts and other out-of-pocket costs) actually and reasonably incurred by the Company in connection with the investigation, preparation, defense or appeal of a Proceeding; provided, however, that Expenses shall not include judgments, fines, penalties or amounts paid in settlement of a Proceeding. References to a “Proceeding” shall mean any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including any action or investigation brought by relevant tax authorities, or an action brought by or in the right of the Company) in which the Company may be or may have been involved as a party or otherwise, by reason of Dr. Leatt’s breach of the terms and provisions of this Agreement.

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4.	GOVERNING LAW

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without giving effect to choice of law principles or conflict of laws provisions thereof. The parties hereby irrevocably consent and submit to the jurisdiction of the state and federal courts located in the State of Nevada for all purposes, including the enforcement of a judgement of an arbitration award resulting from any arbitration pursuant hereto. Each of the parties hereby waives, and agrees not to assert against each other, or any successor assignee thereof, by way of a motion, as a defense, or otherwise, in any such suit, action or proceeding, (1) any claim that it is not personally subject to the jurisdiction of the above-named courts or to an arbitration proceeding hereunder, and (ii) to the extent permitted by applicable law, any claim that such arbitration proceeding or proceedings relating to the enforcement of an arbitration award is in an inconvenient forum or that the venue of any such proceeding is improper, or that judgement upon an arbitration award may not be entered in any such courts. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.	GENERAL

5.1.

This Agreement, together with the separate written agreements referenced herein, constitutes the entire agreement between the Company and Dr. Leatt in respect of the subject matter thereof, and no representation by either party, whether made prior or subsequent to the signing of this Agreement, shall be binding on each party and its successors-in-title, unless in writing and signed by both parties hereto.

5.2.

No variation, alteration or cancellation of this Agreement or any of the terms thereof, shall be of any force or effect, unless in writing and signed by the Parties hereto. No waiver or abandonment by either party of any of its rights in terms of this Agreement shall be binding on that party, unless such waiver or abandonment is in writing and signed by the waiving party.

5.3.

Except with respect to the Company’s disclosure obligations as a U.S. public reporting company, and its disclosures to its advisors and other agents, the Parties agree to keep the terms of their relationship and the terms and conditions contained in this Agreement confidential and not to disclose any such matters to any other person without the prior written consent of the other of them.

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5.4.

In the event that any of the provisions of this Agreement are found to be invalid, unlawful, or unenforceable such terms shall be severable from the remaining terms, which shall continue to be valid and enforceable.

5.5.	This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

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If this letter correctly states your understanding of our agreement, please indicate your consent and approval by executing in the blank provided for your signature below.

Very truly yours,

LEATT CORPORATION

By: /s/ Sean Macdonald
Name: Sean Macdonald
Title: Chief Executive Officer

Agreed to and accepted this 8th day of July, 2015:

DR. CHRISTOPHER LEATT

/s/ Christopher Leatt